Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Eagle Bulk Shipping Inc. 2005 Stock Incentive Plan of our reports dated February 28, 2007, with respect to the consolidated financial statements of Eagle Bulk Shipping Inc. (the “Company”), management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

New York, New York

August 9, 2007